Prospect Energy Corporation Finances Acquisition of East Texas Gas Processing Business

NEW YORK, NY -- 09/27/2004 -- Prospect Energy Corporation (NASDAQ: PSEC) announced today that it has provided financing of approximately $30,000,000 for the acquisition of Gas Solutions, Ltd. in White Oak, Texas. Gas Solutions is one of the largest gas gathering and processing businesses in East Texas.

Gas Solutions operates a major gas gathering system in the East Texas field in Gregg, Upshur, and Rusk Counties. The system gathers both casinghead gas from the East Texas oil field as well as gas well gas from the Travis Peak and Cotton Valley gas formations. Gas Solutions also operates two gas processing facilities in Longview and Chapel Hill. Gas Solutions provides compression, processing, and other services to oil and gas producers in the region. The processing plants produce several natural gas liquids, including ethane, propane, isobutene, n-butane, and natural gasoline.

"We are pleased to provide financing for this acquisition of an attractive cash-flowing energy business," said John F. Barry, Chairman and Chief Executive Officer of Prospect Energy.

"We are broadly focused on upstream, midstream, and downstream/power transactions in the energy industry, and this financing comprises an important midstream transaction for our portfolio," said M. Grier Eliasek, President and Chief Operating Officer of Prospect Energy.

About Prospect Energy Corporation

Prospect Energy Corporation is a financial services company that lends to and invests in energy related businesses and assets. Prospect Energy's investment objective is to generate both current income and long-term capital appreciation through debt and equity investments.

Please send investment proposals to:
Prospect Energy Corporation
John Barry (jbarry@prospectstreet.com)
Grier Eliasek (grier@prospectstreet.com)
212 448-0702